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                                    EXHIBIT 5

                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                            PREFERRED STOCK, SERIES A
                           (Par Value $ .01 Per Share)

                                       OF

                            INSIGHT ENTERPRISES, INC.
                           ---------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                           ---------------------------

         The undersigned duly authorized officer of Insight Enterprises, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

         That the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the creation of up to three million (3,000,000) shares of the Company's preferred stock, par value $.01 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation shall be referred to as the "Preferred Stock"); and

         That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation, the Board on December 4, 1998 adopted the following resolution creating a series of one hundred thousand (100,000) shares of Preferred Stock designated as set forth below:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of one hundred thousand (100,000) shares of the three million (3,000,000) shares of Preferred Stock which the Company now has authority to issue, and has not been previously issued, be, and the same hereby is, authorized, and this Board hereby fixes the powers, designations, preferences and relative, participating, options or other special rights, and the qualifications, limitations or restrictions, of the shares of such series authorized by this resolution as follows:

                            SERIES A PREFERRED STOCK

                  (a) The distinctive serial designation of the Preferred Stock is "Series A Preferred Stock" (hereinafter called "Series A Preferred Stock").

                  (b) The number of shares constituting the Series A Preferred Stock is one
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hundred thousand (100,000) shares.

                  (c) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July, and September in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $10.00 or (ii) subject to the provision for adjustment hereinafter set forth, 300 times the aggregate per share amount of all cash dividends, and 300 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Company since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after December 4, 1998 (the "Rights Declaration Date") declare or pay any dividend on Common Stock payable in shares of Common Stock , or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in this paragraph (c) immediately after it declares a dividend or distribution on the Common Stock; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any quarterly dividend payment date and the next subsequent quarterly dividend payment date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent quarterly dividend payment date.

                  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such


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shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  (d) Except as prescribed by law and in addition to the rights provided for in the Certificate of Incorporation and in paragraph (1) below, and subject to the provision for adjustment hereinafter set forth, the holders of the Series A Preferred Stock shall be entitled to three hundred votes for each share held and shall be entitled to exercise such voting rights with the holders of Common Stock without distinction as to class, at any annual or special meeting of shareholders for the election of directors and on any other matter coming before such meeting. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (e) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, the holders of the Series A Preferred Stock, voting as a class, shall have the right to elect a majority of the Company's Board of Directors.

                           (ii)     During any default period, such voting right
of the holders of the Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this paragraph (e) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of the Series A Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of the Series A Preferred Stock of such voting right. At any meeting at which the holders of the Series A Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist in order to elect a majority of the Company's Board of Directors or, if such right is exercised at an annual meeting, to elect a majority of the Company's Board of Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Series A Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of
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directors shall not be increased or decreased except by vote of the holders of the Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

                           (iii) Unless the holders of the Series A Preferred
Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of the Series A Preferred Stock outstanding, may request, the calling of a special meeting of the holders of the Series A Preferred Stock for that purpose, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of the Series A Preferred Stock are entitled to vote pursuant to this subparagraph (iii) of Paragraph (e) shall be given to each holder of record of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten (10%) of the total number of shares of Series A Preferred Stock outstanding. Notwithstanding the provisions of this subparagraph
(iii) of Paragraph (e), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                           (iv) In any default period, the holders of Common
Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect the whole number of directors until the holders of the Series A Preferred Stock shall have exercised their right to elect a majority of the Company's Board of Directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of the Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in subparagraph (ii) of Paragraph (e) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (e) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                           (v) Immediately upon the expiration of a default
period, (x) the right of the holders of the Series A Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of the Series A Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of subparagraph (ii) of this Paragraph (e) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

                  (f) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are


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entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  (g) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph
(c) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not

                           (i) declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (ii) declare or pay dividends or make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (iv) purchase or otherwise acquire for consideration
any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (v) permit any subsidiary of the Company to purchase
or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under this Paragraph (g), purchase or otherwise acquire such shares at such time and in such manner.



                  (h) Any Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.



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                  (i) (i) Upon any voluntary or involuntary liquidation,
dissolution or winding up of the Company, no distribution shall be made to the holders of Stock ranking junior to (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received the greater of (i) $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an amount per share which shall be determined by (A) dividing (1) the value of the assets of the Company available for distribution to shareholders, less the amount to be paid upon liquidation, dissolution, or winding up to the holders of all other series of stock ranking on a parity with the Series A Preferred Stock, by (2) the sum of the number of one three-hundredths shares of Series A Preferred Stock outstanding as of the date of such event plus the number of shares of Common Stock, as adjusted by multiplying such number of shares of Common Stock outstanding as of the date of such event by the Adjustment Number (as defined below), and (B) multiplying the result obtained in clause (A) by 300, (the "Series A Preferred Stock Liquidation Preference"). Following the payment of the full amount of the Series A Preferred Stock Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock. Following the payment of the full amount of the Series A Preferred Stock Liquidation Preference in respect of all outstanding shares of Series A Preferred Stock holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

                           (ii) In the event, however, that there are not
sufficient assets available to permit payment in full of the Series A Preferred Stock Liquidation Preference and the liquidation preferences of all other series of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of the Series A Preferred Stock and such other series of parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon liquidation, dissolution or winding up.

                           (iii) The Adjustment Number as of the date of this
Certificate of Amendment shall be one (1). In the event the Company shall at any time after December 4, 1998 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately after such event.

                           (iv) The merger or consolidation of the Company with
or into any other corporation or the merger or consolidation of any other corporation with or into the Company, or the sale, transfer, exchange or conveyance by the Company of all or substantially all the assets of the Company, as an entirety, shall not be deemed to be a liquidation for purposes of this paragraph (i).

                  (j) In case the Company shall enter into any consolidation, merger,


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combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 300 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after December 4, 1998 declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (k) The Series A Preferred Stock shall not be redeemable.

                  (l) Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in liquidating distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                  (m) The Series A Preferred Stock is not convertible into, or exchangeable for, shares of stock of any other class.

                  (n) At any time when any shares of Series A Preferred Stock are outstanding, neither the Amended and Restated Certificate of Incorporation of the Company nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

         IN WITNESS WHEREOF, Insight Enterprises, Inc. has caused this Certificate to be signed by Eric J. Crown, its Chief Executive Officer, and attested by Stanley Laybourne, its Secretary this 10th day of December, 1998.

                                    INSIGHT ENTERPRISES, INC.

                                    By
                                    Name:      Eric J. Crown
                                    Title:     Chief Executive Officer

Attest:

By


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Name:    Stanley Laybourne
Title:   Secretary